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A copy of this Notice has been registered by the Australian Securities
Commission on 21 November 1997. Neither the Australian Securities Commission nor any of its officers takes any responsibility as to the contents of this Notice.

NOTICE OF VARIATION PURSUANT TO SECTION 657 OF THE CORPORATIONS LAW

To:  GIBSON CHEMICAL INDUSTRIES LIMITED ACN 004 492 802 ("Gibson")

1. Ecolab Australia Pty Ltd ACN 079 704 939 ("Ecolab") gives notice that each of its offers dated 15 October 1997, as amended by a Notice of Variation dated 13 November 1997, (as amended "the Offers") to acquire all of the ordinary shares of 50 cents par value ("Gibson Shares") in the capital of Gibson are further varied by extending the period during which the Offers remain open for acceptance for a period of two weeks until 5:00 pm on 8 December 1997, subject to Ecolab's right to further extend such period in accordance with the Corporations Law.

2. The Offers are accordingly varied in clause 3 by replacing "24 November 1997" with "8 December 1997".

3. The Part A Statement dated 28 August 1997 which accompanied each of the Offers is accordingly varied in clause 3 by replacing "a week and a month" with "three weeks and a month".

Dated:    21 November 1997

Signed by David Brett and Graham Young, Directors of Ecolab authorised to sign this Notice pursuant to resolution passed at a meeting of the directors of Ecolab held on 21 November 1997.

/s/Graham Young                            /s/David Brett
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Director                                   Director